She joined Warhol in BMW's lineup—see our latest update Inbox ×

Masterworks <notification@masterworks.com>
to me

Hi Sam,

Did you know that the artist featured in our brand new offering designed a BMW last year?

Julie Mehretu was chosen by BMW to create their 2024 Art Car, a longstanding tradition BMW has had for 50 years.

Only 20 BMW Art Cars have ever been made and the artists behind them are legendary: Andy Warhol, David Hockney, Jeff Koons, Roy Lichtenstein, Alexander Calder, and now Julie Mehretu joins the list.

The Art Car features Mehretu's classic abstract strokework, something you might recognize in our new painting from her. We have a monumental example of her architecturally based paintings that's available for $3.3M.

We believe this BMW partnership is a great sign for Mehretu's cultural staying power and are optimistic about how her market has continued to pace the last few years.

Learn more about our latest Mehretu offering here. View offering circular below.


Andy Warhol's Art Car
Roy Lichtenstein's Art Car
David Hockney's Art Car
Julie Mehretu's Art Car

P.S. This isn't the only impressive collaboration Mehretu has in the works. Click here to see who she's designing an 80-foot tower for.

Thanks,

The Masterworks Team

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MASTERWORKS

www.masterworks.com

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